PROGRAM LICENSE AGREEMENT



                                     BETWEEN



                       TEXAS INSTRUMENTS DEUTSCHLAND GMBH,
                         Haggertystr. 1, 85356 Freising
                                  ("Licensor")



                                       and



                      IAT AG GESCHAEFTSHAUS WASSERSCHLOSS,
                     Aarestrasse 17, CH-5300 Vogelsang-Turgi
                                  ("Licensee")


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                                                               TEXAS INSTRUMENTS
                                                                Deutschland GmbH



1. Scope of license


1.1 The Licensor grants to the Licensee a personal, non-transferable, non-exclusive license to use the software program described below ("the Program") on the workstations and at the locations indicated with the number of users indicated.

1.2 The Program is protected by copyright. The Licensee is aware that the Program and all copyright, patent rights and other intellectual property rights relating solely thereto are vested in the originator.

1.3 The Licensee may make a back-up copy of the Program insofar as this is necessary for the use of the Program. The Licensee undertakes to transfer to such copy all endorsements relating to copyright and ownership which are included in the Program. No further copies may be made by the Licensee without the express prior approval of the Licensor.

1.4 The Licensee undertakes not to sublicense, transfer or sell the Program or make it accessible in any other manner to third parties without the prior written consent of the Licensor.

1.5 The Licensee may not translate, adapt, arrange or otherwise alter the Program of reverse compile the program except as allowed by local legislation implementing article 6 of the EC Software Directive and only to the extent necessary to achieve interoperability of an independently created program with other programs. The Licensee is specifically prohibited from copying, adapting or reverse compiling for the purpose of error correction.

1.6 The Licensee undertakes that it shall not without the prior authorization of the competent American and local authorities knowingly either directly or indirectly export or re-export the Program or parts of the same to third parties to whom such a transfer is restricted or prohibited by American or local laws.


2. Limit on warranty

2.1  Defiency in title

     The Licensor was authorized by the American originator of the Program to license the same in accordance with the provisions contained herin. The Licensor gives no undertaking and offers no warranty that the Program does not infringe any rights of third parties, such as, for example, copyright and patent rights or trade secrets, in the country in which it shall be used.


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                                                               TEXAS INSTRUMENTS
                                                                Deutschland GmbH



2.2  Program errors

     The Licensor merely warrants that the Program fulfils the functions indicated in the software description. It does not however give any warranty that the Program is free of errors or that it satisfies particular requirements of the Licensee. The Licensee shall assume full responsibility for selection of the Program, as well as for all decisions and actions which he shall implement on the basis of information gained through use of the Program. Any statements on the application possibilities of the Program shall be neither implied nor express undertakings.

     The Licensor shall make the Program available "as it is". In the event that the Program does not fulfil the functions indicated in the software description, the Licensee shall receive reimbursement of the licence fee upon returning the Program whithin six months of transfer: All further claims shall be excluded.

2.3  Data carrier

     The Licensor warrants for a period of three months with effect from the date upon which the Licensee receives the Program as indicated in the confirmation of receipt, that the data carrier, but not, however: the Program, is free of defects in material and manufacturing defect.

     Defective data carriers shall be replaced during the period of warranty if the Licensee returns the same to the supplier or to the Licensor: further claims shall be excluded.

3. Exclusion of liability

     The liability of the Licensor shall be limited to the above-mentioned warranty claims; further rights to claim shall not exist.

     The liability of the Licensor in other instances for damage suffered by the Licensee or third parties arising from delivery, use or application of the Program or in connection with the same shall be excluded in so far as the damage was not cuased either intentionally or due to gross negligence on the part of the management or a managerial employee of the Licensor.


4. Notice to terminate in the event of violation of contract

     The Licensee shall use the Program and the documentation related therto exclusively in accordance with the terms of this Licence and shall give evidence of the same to the Licensor when requested in writing to do so. In the event of violation of these terms, the Licensor may and shall give notice to terminate the licence with immediate effect and shall prohibit use of the Program. In the event of termination of the licence, the Licensee shall destroy all complete or partial copies of the Program.

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                                                              TEXAS INSTRUMENTS
                                                               Deutschland GmbH



5. General conditions

     In addition, the Licensors General Terms and Conditions of Delivery and Services shall apply (attach by way of Schedule hereto).

     In the event that a provision of this contract shall be or become wholly or partially inoperative, the remaining provision or the remaining parts of the provision shall remain operative.

     In the event that the content of other documents contrained in the software package shall contradict the terms of this Licence, the latter shall have priority.

     German law shall exclusively apply.

                                      - 3 -

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                                                             TEXAS INSTRUMENTS
                                                              Deutschland GmbH

     The above licensing conditions shall apply to the following software programs:

Order      S/W-description  No of Company               No of users per
                            Locations for                    Location                          Installations
-------------------------------------------------------------------------------------------------------------
NRE-MVP                     MVP-Tools
           Package          2                                   2


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